                                                                EXHIBIT 23(b)


               CONSENT OF INDEPENDENT AUDITORS OF POLYGRAM N.V.


We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of PolyGram Holding, Inc. Deferred Savings and Investment Plan for Employees/The Seagram Company Ltd. 1996 Stock Incentive Plan of our Report dated February 11, 1998, relating to the Consolidated Balance Sheets of PolyGram N.V. as of December 31, 1996 and 1997, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders' Equity for each of the years in the three-year period ended December 31, 1997 of PolyGram N.V., incorporated by reference in The Seagram Company Ltd.'s Form 8-K dated August 25, 1998, as amended.




                                          /s/ KPMG Accountants N.V.
                                          KPMG Accountants N.V.

Amsterdam, The Netherlands
August 18, 1999